Exhibit 99.1

AVANTGO, INC.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
AvantGo, Inc.

We have audited the accompanying consolidated balance sheets of AvantGo, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in Item 14(a) of this Annual Report on Form 10-K. These financial statements and schedule are the responsibility of the management of AvantGo, Inc. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AvantGo, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ ERNST & YOUNG LLP

Walnut Creek, California January 16, 2002

AVANTGO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,

	2001	2000

ASSETS
Current Assets:
Cash and cash equivalents	$43,091	$57,034
Short-term investments	—	16,432
Accounts receivable, net of allowance for doubtful accounts of $965 in 2001 and $240 in 2000, respectively	3,236	4,724
Prepaid expenses and other current assets	480	1,186

Total current assets	46,807	79,376
Restricted investments	3,438	3,438
Property and equipment, net	6,890	7,998
Goodwill and other intangibles	—	12,803
Other assets	344	693

Total assets	$57,479	$104,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,243	$3,227
Accrued liabilities	3,855	1,527
Accrued compensation and related benefits	1,693	2,238
Current portion of borrowings under bank line of credit agreement	—	40
Deferred revenue	1,813	2,442

Total current liabilities	8,604	9,474
Deferred revenue, net of current portion	—	83
Accrued restructuring charges, net of current portion	2,127	—
Commitments
Stockholders’ Equity:
Convertible preferred stock, $0.0001 par value, issuable in Series: 10,000,000 shares authorized at December 31, 2001; none and none issued and outstanding at December 31, 2001, and 2000, respectively	—	—
Common stock, $0.0001 par value; 150,000,000 shares authorized; 35,166,133 and 34,473,663 shares issued and outstanding at December 31, 2001 and 2000, respectively	168,603	170,841
Notes receivable from stockholders	(502)	(706)
Deferred stock compensation	(2,752)	(12,350)
Revenue offset relating to warrant agreements	(592)	(1,099)
Accumulated deficit	(118,122)	(61,947)
Accumulated other comprehensive income	113	12

Total stockholders’ equity	46,748	94,751

Total liabilities and stockholders’ equity	$57,479	$104,308

See accompanying notes.

AVANTGO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,

	2001	2000	1999

Revenues:
License fees	$13,548	$9,087	$1,443
Services	10,456	7,231	1,446

Total revenues	24,004	16,318	2,889
Costs and expenses:
Cost of license fees	594	161	60
Cost of services (1)	5,137	4,103	1,466
Product development (2)	13,250	10,842	3,108
Sales and marketing (3)	29,362	30,682	4,630
General and administrative (4)	8,085	5,768	548
Amortization of goodwill, other intangible assets, and deferred stock compensation	9,201	16,582	2,605
Purchased in-process research and development	—	600	—
Write-off of core technology	1,981	—	—
Restructuring and other impairment charges	15,065	—	—

Total costs and expenses	82,675	68,738	12,417

Loss from operations	(58,671)	(52,420)	(9,528)
Other income (expense):
Interest income (expense), net	2,496	2,582	313

Net loss	$(56,175)	$(49,838)	$(9,215)

Basic and diluted net loss per share	$(1.71)	$(4.13)	$(2.11)

Common shares used to calculate basic and diluted net loss per common share	32,892	12,077	4,377

(1)	Excluding $208, $383, $181 and $9 in amortization of deferred stock compensation for the year ended December 31, 2001, 2000, 1999 and 1998, respectively.

(2)	Excluding $1,103, $1,809, $750 and $38 in amortization of deferred stock compensation for the year ended December 31, 2001, 2000, 1999 and 1998, respectively.

(3)	Excluding $1,725, $3,290, $1,211 and $15 in amortization of deferred stock compensation for the year ended December 31, 2001, 2000, 1999 and 1998, respectively.

(4)	Excluding $3,525, $7,861, $463 and $9 in amortization of deferred stock compensation for the year ended December 31, 2001, 2000, 1999 and 1998, respectively.

See accompanying notes.

AVANTGO, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

		Convertible				Notes	Deferred	Revenue		Accumulated
		Preferred Stock		Common Stock		Receivable	Stock	Offset		Other	Total
	Comprehensive					from	Compen-	Relating to	Accumulated	Comprehensive	Stockholders’
	Income (Loss)	Shares	Amount	Shares	Amount	Stockholders	sation	Warrants	Deficit	Income (Loss)	Equity

BALANCES AT DECEMBER 31, 1998		7,736,042	4,807	7,864,120	540	—	(385)	—	(2,894)	—	2,068
Issuance of Series C preferred stock, net of issuance costs		3,659,898	14,373	—	—	—	—	—	—	—	14,373
Issuance of Series C preferred stock in exchange for cancellation of notes payable		76,142	300	—	—	—	—	—	—	—	300
Exercise of stock options		—	—	1,805,942	694	(100)		—	—	—	594
Repurchase of common stock		—	—	(40,000)	(1)	—	—	—	—	—	(1)
Deferred stock compensation		—	—	—	9,695	—	(9,695)	—	—	—	—
Amortization of deferred stock Compensation		—	—	—	—	—	2,605	—	—	—	2,605
Net loss and comprehensive loss	(9,215)	—	—	—	—	—	—	—	(9,215)	—	(9,215)

BALANCES AT DECEMBER 31, 1999		11,472,082	19,480	9,630,062	10,928	(100)	(7,475)	0	(12,109)	—	10,724
Issuance of common stock in exchange for services		—	—	12,500	187	—	—	—	—	—	187
Issuance of Series D preferred stock in connection with license		4,785	40	—	—	—	—	—	—	—	40
Issuance of Series D preferred stock, net of issuance costs		3,726,094	31,042	—	—	—	—	—	—	—	31,042
Exercise of stock options		—	—	1,794,445	4,157	(606)	—	—	—	—	3,551
Repurchase of common stock		—	—	(496,167)	(141)	—	—	—	—	—	(141)
Deferred stock compensation		—	—	—	18,218	—	(18,218)	—	—	—	—
Amortization of deferred stock compensation		—	—	—	—	—	13,343	—	—	—	13,343
Issuances of Series D warrant		71,562	159	—	—	—	—	—	—	—	159
Issuance of Series E preferred stock in connection with acquisition		1,933,300	15,466	—	—	—	—	—	—	—	15,466
Issuance of common stock options in connection with acquisition		—	—	—	1,444	—	—	—	—	—	1,444
Issuance of common stock in connection with initial public offering, net of issuance costs of $7,560				6,325,000	68,340						68,340
Deferred revenue relating to warrants		—	1,521	—	—	—	—	(1,521)	—	—	—

See accompanying notes.

AVANTGO, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

(In thousands, except share data)

		Convertible				Notes	Deferred	Revenue		Accumulated
		Preferred Stock		Common Stock		Receivable	Stock	Offset		Other	Total
	Comprehensive					from	Compen-	Relating to	Accumulated	Comprehensive	Stockholders’
	Income (Loss)	Shares	Amount	Shares	Amount	Stockholders	sation	Warrants	Deficit	Income (Loss)	Equity

Amortization of warrant		—	—	—	—	—	—	422	—	—	422
Conversion of preferred stock into common stock upon initial public offering		(17,207,823)	(67,708)	17,207,823	67,708						—
Net loss	(49,838)	—	—	—	—	—	—	—	(49,838)	—	(49,838)
Foreign currency translation											16
adjustment	16	—	—	—	—	—	—	—	—	16
Unrealized loss on investment, net	(4)	—	—	—	—	—	—	—	—	(4)	(4)
Comprehensive loss	(49,826)		—	—	—	—	—	—	—	—	—

BALANCES AT December 31, 2000		0	0	34,473,663	170,841	(706)	(12,350)	(1,099)	(61,947)	12	94,751
Exercise of stock options		—	—	387,826	301	—	—	—	—	—	301
Issuance of common stock under the Employee Stock Purchase Plan		—	—	331,995	310	—	—	—	—	—	310
Repurchase of common stock		—	—	(87,351)	(155)	—	—	—	—	—	(155)
Reversal of stock based compensation upon termination of employees		—	—	—	(2,587)	—	2,587	—	—	—	—
Accelerated vesting of options for terminated employees		—	—	—	280	—	—	—	—	—	280
Issuance of restricted stock		—	—	60,000	63	—	—	—	—	—	63
Revaluation of common stock options issued to consultants		—	—	—	(450)	—	450	—	—	—	—
Amortization of deferred stock compensation		—	—	—	—	—	6,561	—	—	—	6,561
Repayment of note receivable by stockholder		—	—	—	—	204	—	—	—	—	204
Amortization of warrant		—	—	—	—	—	—	507	—	—	507
Net loss	(56,175)	—	—	—	—	—	—	—	(56,175)	—	(56,175)
Foreign currency translation adjustment	97	—	—	—	—	—	—	—	—	97	97
Unrealized gain on investment, net	4	—	—	—	—	—	—	—	—	4	4

Comprehensive loss	$(56,074)		—	—	—	—	—	—	—	—	—

BALANCES AT December 31, 2001		$0	$0	35,166,133	$168,603	$(502)	$(2,752)	$(592)	$(118,122)	$113	$46,748

See accompanying notes.

AVANTGO, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,

	2001	2000	1999

OPERATING ACTIVITIES:
Net loss	$(56,175)	$(49,838)	$(9,215)
Adjustments to reconcile net loss to net cash used in operating activities:
Purchased in-process research and development	—	600	—
Write-off of core technology	1,981	—	—
Restructuring and other impairment charges	13,156	—	—
Amortization of goodwill, other intangible assets, and deferred stock compensation	9,201	16,582	2,605
Depreciation and amortization	2,892	1,013	163
Amortization of revenue offset relating to warrant agreements	507	422	—
Issuance of common stock in exchange for services	63	187	—
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	1,606	(3,174)	(1,426)
Prepaid expenses and other current assets	706	(929)	(230)
Accounts payable	(1,984)	2,326	764
Accrued liabilities	144	1,000	295
Accrued compensation and related benefits	(264)	1,999	200
Deferred revenue	(599)	2,278	231

Net cash used in operating activities	(28,766)	(27,534)	(6,613)
INVESTING ACTIVITIES:
Purchase of property and equipment	(2,385)	(8,051)	(871)
Business acquisition, net of cash acquired	—	456	—
Restricted investments	—	(3,438)	—
Other assets	335	(613)	(15)
Cash paid for investments	—	(20,781)	(10,000)
Proceeds from investments	16,436	8,428	6,025

Net cash provided by (used in) investing activities	14,386	(23,999)	(4,861)
FINANCING ACTIVITIES:
Repayment of obligations under bank line of credit agreement	(40)	(72)	(71)
Principal payments on capital lease obligations	—	(4)	(10)
Proceeds from issuance of convertible preferred stock, net	—	31,042	14,373
Proceeds from note repayment by shareholder	204	—	—
Proceeds from issuance of convertible notes payable	—	—	300
Proceeds from issuance of common stock, net	176	71,750	593

Net cash provided by financing activities	340	102,716	15,185

Effect of foreign exchange rate changes on cash and cash equivalents	97	16	—

Increase in cash and cash equivalents	(13,943)	51,199	3,711
Cash and cash equivalents at beginning of period	57,034	5,835	2,124

Cash and cash equivalents at end of period	$43,091	$57,034	$5,835

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of preferred stock in exchange for convertible notes payable	$—	$—	$300

Issuance of preferred stock in exchange for license	$—	$40	$—

Issuance of preferred stock in connection with acquisition	$—	$15,466	$—

Issuance of common stock for notes receivable from stockholder	$—	$606	$100

Warrant issued in connection with a content service agreement	$—	$159	$—

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for interest	$5	$9	$18

See accompanying notes.

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

     AvantGo, Inc. (the “Company”) was incorporated on June 30, 1997 in Delaware. The Company provides software and services that enable and enhance the use of Internet-based content and corporate intranets to mobile devices, including personal digital assistants and Internet-enabled phones. The Company licenses its AvantGo M-Business Server products and AvantGo mobile applications products to help its customers provide their employees, customers, suppliers and business affiliates with easy access to business information. The AvantGo Mobile Internet service allows individuals to access Internet-based content and applications and gives content providers and other businesses a new medium for reaching and interacting with new and existing customers, increasing customer acquisition and retention.

Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     The functional currency of the Company’s foreign subsidiary is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenue and expenses are translated at the average exchange rate prevailing during the period. The gains and losses resulting from the changes in exchange rates from year to year have been reported in other comprehensive income. Gains and losses resulting from the translation for the foreign subsidiary’s financial statements have not been material to date. Net gains and losses resulting from foreign exchange transactions were not significant during any of the periods presented.

     Certain prior period amounts have been reclassified to conform to the current period presentation.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the date of purchase and are stated at cost, which approximate fair value. Cash equivalents consist principally of investments in short-term money market instruments.

Restricted Investments

     At December 31, 2001, the Company’s restricted investments are classified as available-for-sale but are pledged as collateral against a letter of credit (see Note 10). Restricted investments are held in the Company’s name by major financial institutions.

Short-Term Investments

     Short-term investments consist principally of commercial paper and corporate notes with original maturities greater than 90 days and are stated at amounts that approximate fair market value. The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company classifies its short-term investments as available-

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

for-sale. Available-for-sale investments are recorded at fair value with unrealized gains and losses reported in accumulated other comprehensive income (loss). Fair values of investments are based on quoted market prices, where available.

     Other income and expense includes realized gains and losses and declines in the value of short-term investments determined to be other than temporary, which have been immaterial to date. These valuation adjustments are derived using the specific identification method for determining the cost of investments sold. Dividend and interest income is recognized when earned.

Fair Value of Financial Instruments

     The carrying value of the Company’s financial instruments, which include cash and cash equivalents, short-term investments, accounts receivable, current liabilities, and notes receivable from stockholders, approximate their fair value.

Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of three years. Equipment under capital leases is amortized over the shorter of the estimated useful life or the life of the lease. Leasehold improvements are amortized over the lease life of seven years. Useful lives are evaluated regularly by management in order to determine recoverability in light of current technological conditions.

Goodwill and Other Intangible Assets

     Goodwill and other intangible assets resulted from the Globalware Computing acquisition accounted for under the purchase method (see Note 2). Amortization of goodwill and other intangible assets has been provided for on the straight-line basis over the respective estimated useful lives of the assets. During September 2001, management identified indicators of possible impairment of goodwill and other intangible assets. Such indicators included, but were not limited to, an overall decline in information technology spending, and anticipated increased pressure from competitors. See Note 9 for a discussion of the write-down of goodwill and other intangible assets during the year ended December 31, 2001.

Software Development Costs

     The Company accounts for software development costs in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“FASB 86”), under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Through December 31, 2001, costs incurred subsequent to the establishment of technological feasibility have not been significant and all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents and short-term investments are deposited with four high-credit quality financial institutions. Accounts receivable consists of balances due from a limited number of customers. The Company markets, sells and grants credit to its customers without requiring collateral or third-party guarantees. The Company monitors its exposure for credit losses and maintains appropriate allowances. To date, the Company has not experienced any material losses with respect to its accounts receivable. For the year ended December 31, 1999 two customers accounted for 25% and 15%, respectively, of total revenues. For the year ended December 31, 2000 one of these customers accounted for 26% of total revenues. For the year ended December 31, 2001 the same customer accounted for 20% of total revenues

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Revenue Recognition

     The Company licenses software under non-cancelable license agreements and provides services including training, consulting and maintenance, consisting of product support services and unspecified product updates. The Company sells placement service contracts which provide customers with priority visibility on the Company’s web-site, and also sells advertising on the device delivered through AvantGo Mobile Internet, a service that is free to consumers.

     License revenues are recognized when a non-cancelable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable, collectibility is probable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement using the residual method. In instances where no vendor-specific objective evidence exists and the only undelivered element is maintenance, revenue is recognized ratably over the term of the agreement. The Company’s agreements with its customers and resellers generally do not contain product return rights. Revenues from maintenance, which consist of fees for ongoing support and product updates, are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements. Occasionally the Company enters into short-term fixed price consulting contracts. Under these arrangements, the Company recognizes revenue as work progresses using the percentage-of-completion method. Training revenues are generated from classes offered both on-site and at customer locations. Revenues from consulting and training services are recognized as the services are performed.

     For sales made through distributors, resellers and original equipment manufacturers, the Company recognizes revenue at the time these partners report that they have sold the software to the end user and all revenue recognition criteria have been met.

     Revenues from placement agreements are recognized ratably over the service period, which in most instances is between three months and one year. Advertising revenues are recognized based upon the lesser of the ratio of impressions delivered over the total guaranteed impressions or the straight line basis over the term of the advertising contract.

     The Company also earns revenues from advertising barter transactions. Revenues and costs from advertising barter transactions are recognized during the period in which the placement or advertising is delivered. Barter transactions are recorded at the fair value of the goods or services provided or received, whichever is more readily determinable in the circumstances. In determining the value of the services provided, the Company uses historical pricing of comparable cash transactions. Revenues earned from barter transactions were $258,000, $407,000 and $92,000 for the years ended December 31, 2001, 2000 and 1999.

Stock-Based Compensation

     The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and has adopted the disclosure-only alternative of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“FASB 123”).

     All stock option awards to non-employees are accounted for at their fair value, as calculated using the Black-Scholes model, in accordance with FASB 123 and Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”). The option arrangements are subject to periodic re-valuation over their vesting terms.

Advertising Expense

     The cost of advertising is expensed as incurred. Advertising costs, which are included in sales and marketing expense, were approximately $1,101,000, $8,772,000, and $91,000, for the years ended

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

December 31, 2001, 2000, and 1999, respectively, including $250,000, $407,000 and $83,000 resulting from barter transactions for the years ended December 31, 2001, 2000 and 1999, respectively.

Net Loss Per Share

     Basic net loss per share information for all periods is presented under the requirement of FASB Statement No. 128, “Earnings per Share” (“FASB 128”). Basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares that may be repurchased, and excludes any dilutive effects of options, warrants, and convertible securities. Shares subject to repurchase will be included in the computation of net loss per share when the Company’s commitment to repurchase these shares lapses.

     Diluted net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that automatically converted to common shares immediately prior to the completion of the Company’s initial public offering, using the if-converted method from the original date of issuance.

     Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, to the weighted average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive.

     The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share amounts):

	Year Ended December 31,

	2001	2000	1999

Net loss	$(56,175)	$(49,838)	$(9,215)

Weighted average shares of common stock outstanding	34,778,212	16,366,727	8,924,914
Less weighted average shares that may be repurchased	(1,886,049)	(4,289,389)	(4,548,317)

Weighted average shares of common stock outstanding used in computing basic and diluted net loss per share	32,892,163	12,077,338	4,376,597

Basic and diluted net loss per share	$(1.71)	$(4.13)	$(2.11)

     If the Company had reported net income, the calculation of diluted loss per share would have included approximately an additional 1,215,271, 9,866,258 and 5,226,544 common equivalent shares related to the outstanding stock options, shares subject to repurchase and warrants not included above (determined using the treasury stock method) for the years ended December 31, 2001, 2000, and 1999, respectively.

Income Taxes

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

     The Company accounts for income taxes in accordance with FASB Statement No. 109, “Accounting for Income Taxes” (“FASB 109”), which requires the use of the liability method in accounting for income taxes. Under FASB 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Recent Accounting Pronouncements

     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. SFAS 142 will have no affect on the Company’s financial statements in that all goodwill and intangible assets have been written off due to impairment during 2001.

2.   BUSINESS ACQUISITION

     Effective May 26, 2000, the Company acquired Globalware Computing, Inc. (“Globalware”), a company which develops and sells software designed to increase connectivity between business and personal databases using handheld devices, in a transaction accounted for as a purchase. The operations of Globalware are included in the consolidated statement of operations from the date of acquisition. The purchase consideration was approximately $17.1 million consisting of 1,933,300 shares of preferred stock with a fair value of $15,500,000, stock options to acquire 180,438 shares of common stock with a fair value of $1,400,000, and approximately $200,000 of acquisition costs.

     The fair values of equity securities issued by the Company in the acquisition were determined as follows: common stock—$8.00 per share based on a discount from recent per share prices of preferred stock sales to reflect the superior rights of the preferred stock; and common stock options—$8.00 per share based on a fair value computation as of the acquisition date using the Black-Scholes valuation mode.

     The purchase consideration was allocated to the acquired assets and assumed liabilities based on deemed fair values as follows (in thousands):

Net tangible assets	$666
Intangible assets:
Purchased technology	3,100
Assembled workforce	530
Goodwill	12,214

Total intangible assets	15,844
Purchased in-process research and development charged to operations for the year ended December 31, 2000	600

Total purchase consideration	$17,110

     Goodwill, purchased technology and assembled workforce arising from the acquisition were being amortized on a straight-line basis over three years prior to the identification of impairment. See Note 9 for a further discussion of the impairment of goodwill and other intangible assets. Purchased in-process research and development consists of a single project to develop connectivity software that enables end users to conduct wireless and modem synchronization from Palm devices to the Lotus Notes server. This tool has been added to the Company’s suite of products. The Company’s management is primarily

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

responsible for estimating the fair value of the purchased in-process research and development. The Company estimated the revenues, costs and resulting net cash flows from the project, and discounted the net cash flows back to their net present value. These estimates were based on several assumptions, including those summarized below. The resultant value was then adjusted to reflect only the value creation effort of Globalware prior to the acquisition and further reduction by the estimated value of core technology, which was included in capitalized purchased technology.

     Revenues and operating profit attributable to the in-process research and development were estimated over a three-year projection period. The resulting projected net cash flows were discounted to their present value using a discount rate of 23%, which was calculated based on the weighted-average cost of capital, adjusted for the technology risk associated with the purchased in-process research and development. The technology risk was considered to be significant due to the rapid pace of technological change in the software industry.

     The following unaudited pro forma adjusted summary represents the consolidated results of operations for the year ended December 31, 2000 and 1999 as if the acquisition of Globalware had been consummated on January 1, 1999 and is not intended to be indicative of future results (in thousands, except per share amounts) (unaudited).

	Year ended
	December 31,

	2000	1999

Pro forma adjusted total revenues	$17,281	$4,324
Pro forma adjusted net loss	(51,359)	(14,190)
Pro forma adjusted net loss per share—basic and diluted	$(3.80)	$(2.25)

     The pro forma results of operations include historical operations of the Company and Globalware adjusted to reflect certain pro forma adjustments, including amortization of goodwill and other intangible assets arising from the acquisition and do not include the charge for purchased in-process research and development of $600,000 since it is a nonrecurring charge. These results do not purport to be indicative of what would have occurred had the acquisition been made as of those dates or the results of operations which may occur in future periods.

3.   SHORT-TERM INVESTMENTS

     The following is a summary of fair value of available for sale securities at December 31, 2001 (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Money market mutual funds	$41,152	$—	$—	$41,152

	$41,152	$—	$ (--)	$41,152

     The following is a summary of fair value of available for sale securities at December 31, 2000 (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Money market mutual funds	$23,051	$—	$—	$23,051
Auction rate preferred stock	9,785	—	—	9,785

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Corporate bonds and commercial paper	38,540	6	(10)	38,536

	$71,376	$6	$(10)	$71,372

	December 31,

	2001	2000

Included in cash and cash equivalents	$41,152	$54,940
Included in short-term investments	—	16,432

	$41,152	$71,372

4.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

	December 31,

	2001	2000

Computers and equipment	$6,120	$5,275
Furniture, fixtures and improvements	4,468	3,954

	10,588	9,229
Less accumulated depreciation and amortization	(3,698)	(1,231)

	$6,890	$7,998

5.   GOODWILL AND OTHER INTANGIBLE ASSETS

     All goodwill and other intangible assets were written off in 2001. See Note 9 for a discussion of the impairment and write-down of these assets.

     Goodwill and other intangible assets consisted of the following at December 31, 2000 (in thousands):

		Life (years)

Purchased technology	$3,100	3
Assembled workforce	530	3
Prepaid technology royalties	40	3
Goodwill	12,214	3

Goodwill and other intangible assets	15,884
Accumulation amortization	(3,081)

Goodwill and other intangible assets, net	$12,803

     Amortization of goodwill and other intangible assets amounted to approximately $2,640,000 and $3,081,000 for the years ended December 31, 2001 and 2000, respectively. The Company did not have goodwill or other intangible assets at December 31, 1999.

6.   INCOME TAXES

     There has been no provision for U.S. federal, state or foreign income taxes for any period as the Company has incurred operating losses in all periods and for all jurisdictions.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

	December 31,

	2001	2000

Deferred tax assets:
Net operating loss carryforwards	$28,314	$13,985
Deferred revenue	725	976
Capitalized research and development costs	1,107	543
Research credit carryforwards	1,467	740
Other	2,446	944

Total deferred tax assets	34,059	17,188
Valuation allowance	(34,059)	(17,188)

Net deferred tax assets	$—	$—

     Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $16,871,000, and $13,286,000 during the years ended December 31, 2001 and 2000, respectively.

     As of December 31, 2001, the Company had net operating loss carryforwards for federal income tax purposes of approximately $68 million, which expire in fiscal years 2012 through 2021 and federal research and development tax credits of approximately $900,000 which expire in the years 2012 through 2021.

     Utilization of the Company’s net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

7.   BANK LINE OF CREDIT AGREEMENT

     In January 1998, the Company entered into a line of credit agreement with a bank which provided for borrowings of up to $300,000. Borrowings of $40,000 were outstanding under the line of credit at December 31, 2000. Borrowings under the line of credit bear interest at the bank’s prime plus 0.5% (9.5% at December 31, 2000). The line of credit matured in July 2001, and borrowings were repaid in full. Outstanding borrowings under the agreement were collateralized by substantially all the Company’s assets.

8.   STOCKHOLDERS’ EQUITY

Common Stock

     In October 2000, the Company sold 6,325,000 shares of common stock in its initial public offering, including the underwriters over-allotment of 825,000 shares, with proceeds, net of commissions, to the Company of approximately $68.3 million. In conjunction with the initial public offering, all of the then outstanding shares of Series A, B, C, D and E of the Company’s preferred stock converted into shares of common stock on a one-to-one basis.

Preferred Stock

     Effective September 2000, the stockholders of the Company approved an amendment to the Company’s certificate of incorporation authorizing 10,000,000 shares of preferred stock. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix its rights, preferences, privileges, and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or designation of the series.

Warrants

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

     On February 1, 2000, the Company issued a warrant to purchase 117,558 shares of series D preferred stock at an exercise price of $8.36 per share. The warrant was issued in connection with a Content and Service agreement pursuant to which the Company and Yahoo! have agreed to co-brand their content and make it available to users of their services. The service component of the agreement provides that the Company agrees to make the AvantGo Mobile Internet service, including but not limited to Yahoo!’s content, available to Yahoo! users. A total of 58,779 shares vested at the closing of the Company’s Series D Preferred Stock financing in March 2000. The remaining shares vested on the effective date of the Company’s initial public offering. The warrant was exercised in October 2000 in a net issuance for a total of 71,562 shares of common stock. The fair value of $437,000 was estimated using the Black-Scholes valuation model with the following assumptions: risk-free interest rate of 6.50%, expected life of 3 years, expected dividend yield of 0%, and volatility of 70%. The fair value of this warrant is being charged to operations over the term of the business arrangement.

     The company issued a second warrant on February 1, 2000 to purchase 117,558 shares of common stock at the average fair value of the company’s common stock over the most recent twenty business days before the vesting date. The warrant expired when the Company agreed to purchase $1,000,000 of advertising from Yahoo, in accordance with terms of the warrant.

     In March 2000, the company entered into a software license agreement and three year Channel Management Agreement (Agreements). In connection with these Agreements, the Company issued a warrant to purchase 358,851 shares of Series D preferred stock at an exercise price of $8.36 per share, which converted to a warrant for common stock upon the completion of the Company’s initial public offering. The warrant is immediately exercisable and non-forfeitable and expires three years from the issue date. The fair value of the warrant of $1,521,000 was calculated using the Black-Scholes valuation model with the following assumptions: risk-free interest rate of 6.5%; expected life of 3 years; expected dividend yield of 0%; and volatility rate of 70%. The estimated fair value was originally recorded in equity and is being amortized as a reduction to revenue over the three-year term of the Agreements.

Employee Stock Purchase Plan

     The Board of Directors adopted the 2000 Employee Stock Purchase Plan (the “ESPP”) in May 2000 that was effective upon the completion of the Company’s initial public offering of its common stock. At December 31, 2001, a total of 694,737 shares of common stock have been reserved for issuance under the ESPP, of which 362,742 are available for issuance as of December 31, 2001. The Plan provides for an automatic increase in the Plan pool each January 1. The Plan consists of four six-month purchase periods in each two-year offering period. Shares may be purchased under the Plan at 85% of the lesser of the fair market value of the common stock on the first day of the applicable offering period or the fair market value of the common stock on the last day of the applicable purchase period. As of December 31, 2001, a total of 331,995 shares have been issued under the ESPP.

Stock Option Plans

     The Company reserved 13,213,600 shares of common stock under the 1997 Stock Option Plan (the “1997 Plan”). The 1997 Plan provides for incentive stock options, as defined by the Internal Revenue Code, to be granted to employees, at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% shareholder, in which case the option price will not be less than 110% of such fair market value. The 1997 Plan also provides for nonqualified stock options to be issued to employees and consultants at an exercise price of not less than 85% of the fair value at the grant date. Options granted generally have a maximum term of 10 years from grant date, are immediately exercisable and generally vest over a four-year period. The plan provides that shares issued under the plan prior to vesting are subject to repurchase by the Company upon termination of employment at the original price paid for the shares. The repurchase rights lapse at the rate of 25% after one year and ratably on a monthly basis for three years thereafter. As of December 31, 2001, 498,252 shares were subject to repurchase. A total of 1,143,448 shares were not issued under the 1997 Plan and were added to the options available for issuance under the 2000 Stock Incentive Plan (the “2000 Plan”).

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

     In May 2000, the Board of Directors adopted the 2000 Stock Incentive Plan. There are 4,367,131 shares of common stock authorized for issuance under the plan which includes 1,143,448 shares reserved but not granted under the 1997 Plan and returned to the 2000 Plan upon cancellation of the unexercised options. The terms of the 2000 Plan are substantially similar to the 1997 Plan, except that options cannot be exercised prior to vesting, and there are no repurchase rights.

     On May 26, 2000, the Company acquired Globalware Computing by merger and assumed all stock options outstanding under the Globalware Computing, Inc. Stock Option Plan (the “Globalware Plan”). There are 180,438 shares of common stock authorized for issuance under the plan. The assumed options are exercisable for shares of the Company’s common stock. The terms of the Globalware Plan are substantially similar to the 2000 Plan. No additional options will be issued under the Globalware stock option plan.

     The Company has reserved 1,700,000 shares of common stock under the 2001 Stock Option Plan (the “2001 Plan”). The 2001 Plan provides for nonqualified stock options, as defined by the Internal Revenue Code, to be granted to employees and consultants, at an exercise price not less than 85% of the fair value at the grant date as determined by the Board of Directors. Options granted generally have a maximum term of 10 years from grant date, cannot be exercised prior to vesting, and generally vest over a four-year period.

     A summary of the Company’s stock option activity under the Company’s stock option plans follows:

		Weighted-
	Number of	Average
	Shares	Exercise Price

Outstanding at December 31, 1998	541,200	0.12
Granted	3,891,000	1.09
Exercised	(1,805,942)	0.38
Canceled	(30,000)	0.13

Outstanding at December 31, 1999	2,596,258	1.40
Granted	6,552,520	5.83
Exercised	(1,794,445)	2.37
Canceled	(234,587)	4.45

Outstanding at December 31, 2000	7,119,746	5.12
Granted	4,530,050	2.64
Exercised	(387,826)	0.61
Restricted Stock Grant	(60,000)	1.05
Canceled	(3,291,997)	5.12

Outstanding at December 31, 2001	7,909,973	$3.95

     The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

		Options Outstanding		Options Exercisable

		Weighted
		Average
		Remaining	Weighted-		Weighted-
		Contractual	Average		Average
Range of	Number of	Life	Exercise	Number of	Exercise
Exercise Prices	Shares	(in Years)	Price	Shares	Price

$0.03-0.90	131,646	7.44	$0.29	94,892	$0.11
1.07-1.98	2,051,670	9.10	1.24	350,720	1.50
2.00-2.90	2,051,641	8.28	2.31	1,736,641	2.31
3.03-3.75	1,518,061	9.17	3.49	136,019	3.39

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

4.50-5.78	150,650	8.75	5.13	78,848	5.03
6.00-7.50	165,275	8.91	6.62	53,525	6.02
8.00-9.94	1,677,030	8.64	8.81	1,634,811	8.78
10.00-12.00	155,000	8.75	11.93	150,875	11.98
16.13	9,000	8.80	16.13	2,625	16.13

Total	7,909,973	8.27	3.95	4,230,957	5.17

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Shares Reserved for Future Issuance

As of December 31, 2001, shares of common stock reserved for future issuance were as follows:

Stock options available for grant	2,601,151
Stock options outstanding	7,909,973
Shares reserved under ESPP	362,742
Warrants outstanding	358,851

Total shares reserved for future issuance	11,232,717

Pro Forma Disclosure of the Effect of Stock-Based Compensation

     Pro forma information regarding results of operations and net loss per share is required by FASB 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FASB 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: a risk-free interest rate of 6.0%, no dividend yield, a weighted average expected life of the option of 4.5 years and volatility factors of 0, 0.7 and 1.5 for the years ended December 31, 1999, 2000 and 2001 respectively.

     The option valuation models are developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the options. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Had compensation cost for the Company’s stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value method of FASB 123, the Company’s net loss and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ended
	December 31,

	2001	2000	1999

Pro forma net loss	$(58,466)	$(51,096)	$(6,411)
Pro forma basic and diluted net loss per share	$(1.78)	$(4.23)	$(1.46)

     The weighted average fair value of options granted, which is the value assigned to the options under FASB 123, was $1.63, $4.35,and $3.18 for options granted during the years ended December 31, 2001, 2000, and 1999, respectively.

     The pro forma impact of options on the net loss for the years ended December 31, 2001, 2000 and 1999 is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

Deferred Stock Compensation

     The Company recorded deferred stock compensation of $0, $17,636,000, and $8,186,000 during the years ended December 31, 2001, 2000, and 1999, respectively, representing the difference between the exercise price and the deemed fair value for financial accounting purposes of the Company’s common stock on the date the stock options were granted. The Company recorded a reduction in deferred stock compensation of $2,888,000 in the year ended December 31, 2001 due to cancellations of stock options upon the termination of employees related to our restructurings (see Note 9). In the absence of a public

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

market for the Company’s common stock, the deemed fair value was based on the price per share of recent preferred stock financings. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization amounted to approximately $6,504,000, $11,998,000, and $2,432,000 for the years ended December 31, 2001, 2000, and 1999, respectively. The expected annual amortization for stock options granted through December 31, 2001, (assuming no cancellations) for the next three years will be as follows:

2002	$2,075,000
2003	649,000
2004	28,000

     The Company also recorded deferred stock compensation of approximately $0, $582,000 and $1,509,000 during the years ended December 31, 2001, 2000 and 1999, respectively, relating to the issuance of 0, 174,000 and 266,000 of consultant options for administrative and sales and marketing services. These amounts were computed using the Black-Scholes option valuation model. Unvested shares will be remeasured at each measurement date, as they are variable awards, and the related amortization will be charged to operations over the remaining term of the related consulting agreements. Such amortization amounted to approximately $57,000, $1,345,000 and $173,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The assumptions used to compute the value of the options at the grant date under Black-Scholes are as follows: expected volatility, 0.7; expected life, 5 years; expected dividend yield, 0%; and risk-free interest rate, 6.0%.

Notes Receivable From Stockholders

     During 2001, 2000 and 1999, the Company issued $0, $948,000 and $100,000, respectively, of full recourse notes receivable from stockholders which bear interest at rates ranging from 6.5% to 8.5% per annum in consideration for the exercise of stock options and the purchase of Series D Preferred Stock. During 2000, a note receivable of $342,000 was repaid in full plus interest. During 2001, a note receivable of $204,000 was repaid in full plus interest. The notes are collateralized by assets and mature on various dates through fiscal 2005.

9.  RESTRUCTURING AND OTHER IMPAIRMENT CHARGES

Restructuring Charges

     In response to new challenges in the business environment, in April 2001, management approved and the Company formally adopted and began to implement a restructuring program in an effort to reduce operating expenses. The restructuring charges were $2.8 million, which included $2.4 million related to excess leased space at one of the Company’s Hayward facilities, the impairment of assets of $22,000, and $415,000 related to employee termination costs associated with the elimination of 56 positions, most of which occurred in the United States, and affected employees at all levels of the Company. As of April 30, 2001, all of the affected employees had been notified and the majority of these terminations were completed.

     In July 2001, management approved and the Company adopted and began to implement an additional restructuring program in an effort to reduce operating expenses that resulted in aggregate charges of $9.8 million. These charges included $687,000 related to excess leased space at the Company’s Chicago facility, which was closed in July, and the impairment of assets of $108,000. The Company also revised its estimate of the restructuring charge of one of its Hayward facilities resulting in an additional restructuring charge of $406,000. Restructuring charges also included $530,000 related to employee termination costs associated with the elimination of 28 positions, most of which occurred in the United States, and affected employees at all levels of the Company. As of July 31, 2001, all of the affected employees had been notified and the majority of these terminations were completed. The revised estimate of excess payments on the remaining Hayward facility lease costs of $2.4 million extends through September 2007. The estimate of payments on the remaining Chicago facility costs of $508,000 extends through August 2005.

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Restructuring and other impairment charges also included a write-off of goodwill of $7.5 million and the write-off of acquired workforce of $339,000, discussed further below.

     In November 2001, the Company adopted and began to implement a further restructuring program in an effort to reduce operating expenses that resulted in aggregate charges of $2.5 million. These charges included $557,000 related to excess space at the Company’s San Mateo facility, which was closed in December 2001. The Company also revised its estimates of the restructuring charges of its Chicago facility and one of its Hayward facilities resulting in additional charges of $147,000 and $1,098,000, respectively. Restructuring charges also included $808,000 related to employee termination costs and accelerated vesting on stock options associated with the elimination of 58 positions, most of which occurred in the U.S. and affected employees at all levels of the Company. As of December 31, 2001, all of the affected employees had been notified and the majority of the terminations were completed. The outstanding liability associated with the employee terminations was $325,000 as of December 31, 2001. The revised estimate of excess lease payments on the remaining Hayward facility costs of $3.3 million extends through September 2007. The revised estimate of payments on the remaining Chicago facility lease costs of $574,000 extends through August 2005. The remaining payments on the San Mateo facility lease costs of $243,000 extend through May 2002.

     The following table sets forth the restructuring activity during the year ended December 31, 2001 (in thousands):

	Total
	Restructuring	Cash	Non-cash	Balance at
	Charges	Expenditures	Expenditures	December 31, 2001

Facility lease costs	$5,299	$(761)	$(405)	$4,133
Employee termination costs	1,753	(1,148)	(280)	325
Excess equipment	130	—	(130)	—
Goodwill	7,544	—	(7,544)	—
Acquired workforce	339	—	(339)	—

Total	$15,065	$(1,909)	$(8,698)	$4,458

     At December 31, 2001, the current portion of the restructuring liability of $2,241,000 is included in accrued liabilities; the non-current portion of $2,217,000 is included in accrued restructuring charges.

Impairment Write-down of Goodwill, Acquired Workforce, and Core Technology

     In September 2001, management identified indicators of possible impairment of its long-lived assets, consisting of goodwill, acquired workforce and core technology associated with the acquisition of Globalware Computing in May 2000. Such indicators included an overall decline in information technology spending, and anticipated increased pressure from competitors.

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

     During July 2001, the Company closed its Chicago office and terminated the employees at that location. Consequently, the value of the acquired workforce of $339,000 was written off and included in restructuring charges.

     The Company performed asset impairment tests for the other identified asset categories, goodwill and core technology. The test for goodwill was performed by comparing the expected undiscounted cash flows for a five-year period, plus a terminal value for future cash flows to the total carrying amount of goodwill. The assumptions supporting the estimated cash flows, and an estimated terminal value, reflect management’s best estimates. Based on the result of this test, the Company determined that the carrying amount of the goodwill was impaired.

     The Company determined the fair value of the goodwill to be zero. Fair value was determined using the discounted cash flow method, using a discount rate of 20% and an estimated residual value. The discount rate was based upon the weighted average cost of capital for the Company and comparable companies. The assumptions supporting the discounted cash flow model reflect management’s best estimates. A write-down of goodwill totaling $7.5 million was recorded, reflecting the write off of the entire balance of goodwill, and is included in the line item, “Restructuring and other impairment charges”.

     The test for core technology was performed by comparing the estimated future gross revenues from the product reduced by the estimated future direct costs, including the costs of performing maintenance and customer support required to satisfy the Company’s responsibility. The assumptions supporting the estimated future gross revenues and direct costs reflect management’s best estimates. Based on the result of this test, the Company determined that the carrying amount of the core technology was impaired and should be written down to zero.

10.   COMMITMENTS

Leases

     The Company leases its facilities under various noncancelable operating leases that expire at various dates through 2007. Rent expense under operating lease arrangements amounted to $3,004,052, $1,537,000, and $374,000 for the years ended December 31, 2001, 2000, and 1999 respectively. The capital lease obligations are paid in full. Future minimum payments under operating leases (of which $4,123,180 has been accrued for in connection with our restructuring plans) are as follows (in thousands):

Year ending December 31,
2002	$3,022
2003	2,390
2004	2,484
2005	2,410
2006	2,290
Thereafter	1,769

$14,365

     The Company maintains two letters of credit totaling $3,438,000 held as collateral for the operating leases for two of the Company’s facilities.

11.  LEGAL PROCEEDINGS

     In October 2001, a purported shareholder class action lawsuit was filed in the United States District Court for the Southern District of New York against the Company, certain of its officers and directors, and the underwriters of its initial public offering. The suit purports to be a class action filed on behalf of purchasers of the Company’s common stock during the period from September 27, 2000 to December 6, 2000. The complaint alleges that the underwriter defendants agreed to allocate stock in the Company’s

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases of stock in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for the Company’s initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements. The complaint seeks unspecified damages on behalf of the purported class. Over 300 companies involved in an initial public offering have been named as defendants in nearly identical lawsuits filed by some of the same plaintiffs’ law firms. We believe we have meritorious defenses, and we intend to defend the action vigorously; however, due to inherent uncertainties in litigation, we cannot predict accurately the ultimate outcome of the litigation. An adverse judgment in a large monetary amount could have a material adverse impact on our financial position, and consequently our business and results of operations.

12.  BUSINESS SEGMENT INFORMATION

     The Company operates in a single operating segment, providing software and services that enable and enhance the use of Internet-based content and corporate applications to mobile devices, including personal digital assistants and Internet-enabled phones.

Geographic Information

     The Company operates in North America and Europe. Approximately 16% of revenues were derived from outside North America during 2001. Less than 10% of revenues were derived from outside North America in 2000 and 1999. At December 31, 2001, 2000 and 1999, less than 10% of the Company’s assets were located outside North America.

13.  EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their pretax salary, subject to annual limits. Contributions by the Company are at the discretion of the Board of Directors. No discretionary contributions have been made by the Company to date.

14.  RELATED PARTY TRANSACTION

     The Company has entered into two consulting agreements with R.B. Webber & Company, Inc., which is related to one of the Company’s directors. Pursuant to these consulting agreements, R.B. Webber & Company, Inc. has provided consulting services to the Company with respect to the development of the Company’s business plan and the performance of a market study. The Company paid R.B. Webber & Company, Inc. $36,787, $392,000, and $115,000 for such services during the years ended December 31, 2001, 2000, and 1999 respectively.

15.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table contains, for the period presented, selected data from our consolidated Statements of Operations. The data has been derived from our unaudited consolidated financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation of the results of operations for these periods.

	[In thousands, except per share data]

	Three Months Ended

	March 31	June 30	September 30	December 31

2001
Total revenues	$7,307	$6,469	$4,897	$5,331
Total costs and expenses	20,889	21,218	26,754	13,814
Net loss	(12,808)	(13,928)	(21,203)	(8,236)
Basic and diluted net loss per share	(0.41)	(0.43)	(0.63)	(0.24)
2000
Total revenues	$1,661	$3,456	$4,636	$6,565
Total costs and expenses	9,309	14,952	21,324	23,153

AVANTGO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001

Net loss	(7,431)	(11,001)	(16,231)	(15,175)
Basic and diluted net loss per share	(1.30)	(1.69)	(2.67)	(0.50)
1999
Total revenues	$228	$561	$1,052	$1,048
Total costs and expenses	1,343	2,132	3,591	5,351
Net loss	(1,108)	(1,565)	(2,369)	(4,173)
Basic and diluted net loss per share	(0.31)	(0.38)	(0.51)	(0.82)